Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Electronics Appoints Bruce Carlson to the Board of Directors

SCOTTSDALE, AZ, July 12, 2017 – Benchmark Electronics, Inc. (NYSE: BHE), a global provider of manufacturing, engineering and design services, today announced the appointment of retired Air Force General Bruce Carlson to the Company’s Board of Directors, effective immediately.

"Bruce brings both great knowledge about the aerospace and defense sectors as well as a long career of distinguished leadership. We are extremely pleased he has agreed to join our Board,” said David Scheible, Chairman of the Board.

Mr. Carlson retired in 2009 after 37 years of service.  During his final Air Force assignment, he commanded Air Force Materiel Command at Wright-Patterson AFB, Ohio from 2005 to 2008. He also served as Commander, Eighth Air Force at Barksdale AFB, Louisiana from 2003 to 2005; Director for Force Structure, Resources and Assessment (J-8) for the Joint Staff from 2000 to 2003; Director of Operational Requirements at U.S. Air Force Headquarters from 1996 to 2000; and Commander, 49th Fighter Wing (the Air Force’s first stealth fighter wing) at Holloman AFB, New Mexico from 1995 to 1996.

Following his Air Force career, Mr. Carlson served as the 17th Director of the National Reconnaissance Office from 2009 to 2012. He has been Chairman of the Space Dynamics Laboratory’s Guidance Council since 2013 and has served as an advisor on space activities to the Johns Hopkins University’s Applied Physics Lab since June 2016.  In addition, he serves on the Utah State Research Foundation Board of Trustees.

Mr. Carlson is also a member of the board of directors of Lockheed Martin Corporation.  He holds a Bachelor’s degree in accounting from the University of Minnesota, a Master’s degree in business management from Webster University, and a Master’s degree in strategic studies from the Naval War College.

Paul Tufano, Benchmark’s CEO and President, said, “I’m extremely excited to have General Carlson on the Board.  His breadth and depth of experience will provide us unique insight as we continue to grow the Company.”

About Benchmark Electronics, Inc.

Benchmark provides worldwide integrated electronics manufacturing services (EMS), engineering and design services, and precision machining services to original equipment manufacturers in the following industries: industrial controls, aerospace and defense, telecommunications, computers and related products for business enterprises, medical devices, and test and instrumentation.  Benchmark’s global operations include facilities in seven countries, and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

480-372-4304 or lisa.weeks@bench.com

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